EXHIBIT 99.1

[MOLINA HEALTHCARE LETTERHEAD]

News Release

Contact:

J. Mario Molina, M.D.

President and Chief Executive Officer

562-435-3666

MOLINA HEALTHCARE UNDERWRITERS EXERCISE OPTION

FOR 990,000 ADDITIONAL SHARES

Molina Healthcare to Receive Additional Net Proceeds

of Approximately $16.1 Million

Long Beach, California (July 8, 2003) — Molina Healthcare, Inc. (NYSE:MOH) today announced that the underwriters have exercised their over-allotment option to purchase an additional 990,000 shares of Common Stock of Molina Healthcare, Inc. at $17.50 per share, which option was granted in connection with the Company’s initial public offering of 6,600,000 shares. All of the shares are being offered by the Company, and the net proceeds to the Company from the exercise of the over-allotment option will be approximately $16.1 million, increasing to approximately $123.5 million the total net proceeds from Molina Healthcare’s initial public offering.

Banc of America Securities LLC and CIBC World Markets Corp. are acting as joint book-running managers of the offering and SG Cowen Securities Corporation is acting as co-manager.

Molina Healthcare, Inc. is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. It currently operates health plans in California, Washington, Michigan and Utah. As of March 31, 2003, the Company had approximately 511,000 members.

Copies of the prospectus relating to the offering may be obtained from Banc of America Securities, Attention: Syndicate Department, 100 West 33rd Street, 3rd Floor, New York, New York 10001, (646) 733-4166; CIBC World Markets Corp., 417 5th Avenue, New York, New York 10016, (212) 667-6136, e-mail: useprospectus@us.cibc.com; or SG Cowen Securities Corporation through ADP, 1155 Long Island Avenue, Edgewood, New York 11717, (631) 254-7106.

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One Golden Shore Drive, Long Beach, CA 90802

562-435-3666 (p); 562-437-1335 (f)

www.molinahealthcare.com

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s third-party contracts, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, disasters, numerous other factors affecting the delivery and cost of healthcare and other risks as detailed from time-to-time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

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